                                                   ---------------------------
                                                   |      OMB APPROVAL       |
                          UNITED STATES            ---------------------------
                SECURITIES AND EXCHANGE COMMISSION |OMB Number: 3236-0145    |
                     Washington, D.C. 20549        |Expires: August 31, 1999 |
                                                   |Estimated average burden |
                                                   |Hours per response 14.90 |
                          SCHEDULE 13G             ---------------------------

           Under the Securities Exchange Act of 1934

                    (Amendment No. _________)*

                       ENCOUNTER.COM INC.
     ------------------------------------------------------
                        (Name of Issuer)

                             Common
     ------------------------------------------------------
                  (Title of Class of Securities)

                           29256N109
                 ----------------------------
                         (CUSIP Number)


                      DECEMBER 31, 2000
     ------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        [_]  Rule 13d-1(b)

                        [_]  Rule 13d-1(c)

                        [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)                Page 1 of 5

CUSIP No.    29256N109
          ----------------

1.    Names of Reporting Persons:  Dave Cleveland
      I.R.S. Identification Nos. of above persons (entities only).:


2.    Check the Appropriate Box if a Member of a Group (See
      Instructions)

(a)   [_]

(b)   [_]


3.    SEC Use Only:


4.    Citizenship or Place of Organization:  U.S.A.


Number of         5.    Sole Voting Power:  12,363,099
Shares Bene-
finically by      --------------------------------------------------------
Owned by Each     6.    Shared Voting Power:  NOT APPLICABLE
Reporting
Person With:      --------------------------------------------------------
                  7.    Sole Dispositive Power:  12,363,099

                  --------------------------------------------------------
                  8.    Shared Dispositive Power:  NOT APPLICABLE

--------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting
      Person:  12,363,099

10.   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions):

11.   Percent of Class Represented by Amount in Row (9):   36.28%

--------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)

--------------------------------------------------------------------------

                  IN
--------------------------------------------------------------------------


--------------------------------------------------------------------------


--------------------------------------------------------------------------
                         Page 2 of  5

CUSIP No.    29256N109
          ----------------

Item 1.

(a)   Name of Issuer:  Encounter.com Inc.
(b)   Address of Issuer's Principal Executive Offices:
      6900 Westcliff Drive, Suite 608
      Las Vegas, Nevada 89145

Item 2.

(a)   Name of Person Filing:   Dave Cleveland

(b)   Address of Principal Business Office or, if none, Residence:
      8981 NE Highway, Number 104
      Kingston, Washington  98346

(c)   Citizenship:  U.S.A.

(d)   Title of Class of Securities:  Common

(e)   CUSIP Number:   295256N109

Item 3.  If this statement is filed pursuant to    240.13d-1(b) or
         240.13d-2(b) or (c), check whether the person filing is a:
      (a)   [_]   Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).
      (b)   [_]   Bank as defined in section 3(a)(6) of the Act
                  (15 U.S.C. 78c).
      (c)   [_]   Insurance company as defined in section 3(a)(19) of the
                  Act (15 U.S.C. 78c).
      (d)   [_]   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).
      (e)   [_]   An investment adviser in accordance with section
                  240.13d-1(b)(1)(ii)(E):
      (f)   [_]   An employee benefit plan or endowment fund in
                  accordance with section 240.13d-1(b)(1)(ii)(F):
      (g)   [_]   A parent holding company or control person in
                  accordance with section 240.13d-1(b)(1)(ii)(G):
      (h)   [_]   A savings associations as defined in Section 3(b) of
                  the Federal Deposit Insurance Act (12 U.S.C. 1813):
      (i)   [_]   A church plan that is excluded from the definition of
                  an investment company under section 3(c)(14) of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-3):
      (j)   [_]   Group, in accordance with  240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer
identified in Item 1.
      (a)   Amount Beneficially owned:   12,363,099
      (b)   Percent of Class:   36.28%
      (c)   Number of shares as to which the person has:
            (i)   Sole power to vote or to direct the vote: 12,363,099
           (ii)   Shared power to vote or to direct the vote: N/A
          (iii)   Sole power to dispose or to direct the disposition
                  of:   12,363,099
           (iv) Shared power to dispose or to direct the disposition of: N/A

CUSIP No.    29256N109
          ----------------

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     NOT APPLICABLE

Item 8  Identification and Classification of Members of the Group

     NOT APPLICABLE

Item 9.  Notice of Dissolution of Group

     NOT APPLICABLE

Item 10.  Certification

     NOT APPLICABLE

CUSIP No.    29256N109
          ----------------



By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           02-14-01
                                 ------------------------------
                                             Date

                                      /s/ Dave Cleveland

                                 ------------------------------
                                           Signature

                                        Dave Cleveland
                                  ------------------------------
                                          Name/Title